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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Timothy A. Brennan, Chief Financial Officer
          (408) 863-4500
          E-mail  ir@rational.com

          Brian Moore, Treasurer
          (408) 863-4500
          E-mail  ir@rational.com


RATIONAL SOFTWARE CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

Cupertino, Calif.  (April 23, 1998) -- Rational Software Corporation (NASDAQ:
RATL) announced today that it has been authorized by its board of directors to institute a stock repurchase program whereby up to six million shares of its common stock may be repurchased in the open market from time to time.

Paul Levy, the company's chairman and chief executive officer, stated that "The stock acquired under this repurchase program will be used for general corporate purposes and should help offset dilution from stock issued under the company's stock option and stock purchase plans."

ABOUT RATIONAL SOFTWARE CORPORATION

Rational Software Corporation is the leading provider of products and services that help companies develop software effectively. Backed by a set of industry best-practices, Rational's products and services improve the productivity of development teams and individuals by automating the critical activities of requirements management, visual modeling, testing, configuration management, and change management. Rational's products complement the major development languages and tools on Windows and UNIX platforms. For more information, visit Rational's Website at http://www.rational.com.

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The word "Rational" and Rational's products are trademarks of Rational Software
Corporation. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only.

For more information contact:
Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014 Tel. (408) 863-9900 or (800) 728-1212; Fax (408) 863-4120
Fax-on-demand: 1-800-758-5804  Pin: 113375
E-mail: info@rational.com; Web: www.rational.com